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                                EXHIBIT 10.45.2
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                                                                 EXHIBIT 10.45.2

                     AMENDMENT TO TIME BROKERAGE AGREEMENT


         This Amendment to Time Brokerage Agreement ("Amendment") is entered into as of the 29th day of December, 1995, by and between Whitehead Media, Inc., a Florida corporation (the "Licensee"), and Paxson Communications of Ft. Pierce-34, Inc., a Florida corporation (the "Programmer").

                              W I T N E S S E T H:

         WHEREAS, the Licensee and the Programmer are parties to that certain Time Brokerage Agreement dated as of September 22, 1994, between Licensee and Paxson Communications Corp., as amended by an Amendment to Time Brokerage Agreement dated as of April 19, 1995, between Licensee and Paxson Communications Corp., as assigned by Paxson Communications Corp. to Programmer pursuant to an Assignment and Assumption Agreement dated as of August 4, 1995, between Paxson Communications Corporation (formerly known as Paxson Communications Corp.) and Programmer; and

         WHEREAS, the Licensee and the Programmer wish to amend certain provisions of the Time Brokerage Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the Licensee and the Programmer agree as follows:

         1. Amendment. The Time Brokerage Agreement is hereby amended as follows:

         Existing Subsection (b) of Section 1.7 is deleted and is replaced with the following:

                 (b) Licensee shall pay, in a timely fashion, all of the expenses incurred in operating the Station including salaries and benefits of its employees, lease payments, utilities, taxes, programming expenses, debt service, etc., as set forth in Attachment II (except those for which a good faith dispute has been raised with the vendor or taxing authority), and shall provide Programmer with a certificate of such timely payment within thirty (30) days of the end of each month. In the event that Licensee shall fail to timely make the payments called for by Attachment II hereof, Programmer may, upon 5 days notice to Licensee, make such payments directly to the vendor, lender, etc., and such direct payment shall be in lieu of any reimbursement called for by this subsection.

         Existing Section 7.1 is deleted and is replaced with the following:

                 7.1      Assignment.

                          (a) Neither this Agreement nor any of the rights, interests or obligations of either party hereunder shall be assigned, encumbered, hypothecated or otherwise transferred without the prior written consent of
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         the other party, such consent not to be unreasonably withheld, provided, however, that Programmer acknowledges that Licensee may not assign, encumber, hypothecate or otherwise transfer this Agreement or any of its rights or interests hereunder without the consent of the Licensee's lenders. Notwithstanding the foregoing, Licensee and Programmer shall have the right to collaterally assign its rights and interests hereunder to their respective senior lenders.

                          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                          (c) Each party hereto agrees to enter into such agreements and confirmations as the other party's senior lenders may reasonably require: (i) to acknowledge and confirm any collateral assignment of this Agreement to such senior lenders; (ii) to provide for simultaneous notice and reasonable cure rights, which rights must be exercised within 30 days after the 30-day period specified in
         Section 6.1(b) hereof, to such senior lenders of any default by Programmer or Licensee under this Agreement; (iii) to provide simultaneous notice and reasonable cure rights, which rights must be exercised within 30 days after the expiration of the 30-day period specified in Section 6.1(b) hereof, to such senior lenders prior to any election or action by Licensee or Programmer to terminate or cancel this Agreement pursuant to Section 6.1(b) and, if requested by such senior lenders, to enter into a new Agreement on the same terms and conditions as this Agreement with such senior lenders or their nominee, successor or purchaser who (x) possesses all requisite qualifications to hold FCC licenses, (y) has not had an authorization issued by the FCC revoked or an application for license renewal denied by the FCC, and in the case of a request by Programmer's senior lenders, (z) possesses the financial capacity to perform Programmer's obligations hereunder ("Lenders' Assignee"); (iv) in the event that such senior lenders shall be entitled to foreclose or otherwise acquire Programmer's or Licensee's interest in this Agreement, or if such senior lenders (or their nominee, successor or purchaser who qualifies as a "Lenders' Assignee") shall have elected to enter into a new Agreement, on the same terms and conditions as this Agreement, with Licensee or Programmer, to enable such senior lenders to acquire Programmer's or Licensee's interest in this Agreement or assign such interest to any purchaser or assignee of such senior lenders who qualifies as a "Lenders' Assignee", or require Licensee to enter into a new Agreement, on the same terms and conditions as this Agreement, directly with any purchaser or assignee of such senior lenders who qualifies as a "Lenders' Assignee"; and (v) provide for such other assurances as such senior lenders shall reasonably request in connection with the exercise of their rights under this paragraph 7.1(c).

         2.      Counterparts.  This Amendment may be executed in counterparts.

         3. References to Time Brokerage Agreement. Except as amended hereby, all terms and provisions of the Time Brokerage Agreement as previously amended shall remain in full force and effect.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to
Time Brokerage Agreement the day and year first above written.

                                           LICENSEE:  WHITEHEAD MEDIA, INC.



                                           By: /s/ Eddie Whitehead
                                               ---------------------------------
                                                 Name: Eddie Whitehead
                                                 Title: President


                                           PROGRAMMER:  PAXSON
                                           COMMUNICATIONS OF FT. PIERCE-34, INC.



                                           By: /s/ William L. Watson
                                               ---------------------------------
                                                 Name: William L. Watson
                                                 Title: Secretary